                                                                   EXHIBIT 11.1

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                     THREE MONTHS ENDED DECEMBER 31, 1998
                                                   ------------------------------------------
                                                      NUMBER        PERCENT        EQUIVALENT
                                                     OF SHARES     OUTSTANDING       SHARES
                                                   -----------     -----------     ----------
COMMON STOCK
   From Founders' Stock                              2,300,000          100.00%     2,300,000
   Stock Options Exercised                           1,060,225           99.77%     1,057,752
   Preferred Stock Converted to Common Stock        15,310,943          100.00%    15,310,943
   1994 Common Stock Offerings                      11,242,857          100.00%    11,242,857
   1995 Common Stock Offerings                       4,323,874          100.00%     4,323,874
   1996 Common Stock Offering                        6,000,000          100.00%     6,000,000
   Employee Stock Purchase Plan Shares Issued          110,943           81.90%        90,862
   Warrants Exercised                                   49,450          100.00%        49,450
                                                   -----------                   ------------
                                                    40,398,292                     40,375,738

WEIGHTED AVERAGE SHARES OUTSTANDING                                                40,375,738

NET LOSS                                                                         $(14,831,000)

NET LOSS PER SHARE                                                               $      (0.37)
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